Exhibit 99.4

For Immediate Release:

TIME WARNER DECLARES SPIN-OFF DIVIDEND OF AOL SHARES

Record and Distribution Dates and Final Distribution Ratio Announced

NEW YORK, November 16, 2009 – Time Warner Inc. (NYSE:TWX) and AOL Inc. today announced the timing and details regarding the spin-off of AOL from Time Warner.

The Time Warner board of directors has approved the final distribution ratio and declared a pro rata dividend of the shares of AOL common stock owned by Time Warner that will result in the complete legal and structural separation of the two companies.

On the distribution date of December 9, 2009, Time Warner stockholders of record as of 5 p.m. on November 27, 2009, the record date for the distribution, will receive one share of AOL common stock for every eleven shares of Time Warner common stock they hold.

Fractional shares of AOL common stock will not be distributed to Time Warner stockholders. Instead, the fractional shares of AOL common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Time Warner stockholders who would otherwise be entitled to receive a fractional share of AOL common stock.

No action or payment is required by Time Warner stockholders to receive the shares of AOL common stock. Stockholders who hold Time Warner common stock on the record date will receive a book-entry account statement reflecting their ownership of AOL common stock or their brokerage account will be credited with the AOL shares.  An Information Statement containing details regarding the distribution of the AOL common stock and AOL’s business and management following the AOL spin-off will be mailed to Time Warner stockholders prior to the distribution date.

The AOL spin-off has been structured to qualify as a tax-free dividend to Time Warner stockholders for U.S. federal income tax purposes.  Cash received in lieu of fractional shares, however, will be taxable.  Time Warner stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the AOL spin-off.

Shares of Time Warner common stock will continue to trade “regular way” on the New York Stock Exchange (“NYSE”) under the symbol “TWX” through the distribution date of December 9, 2009, and thereafter. Any holders of shares of Time Warner common stock who sell Time Warner shares regular way on or before December 9, 2009, will also be selling their right to receive shares of AOL common stock. Investors are encouraged to consult with their financial advisers regarding the specific implications of buying or selling Time Warner common stock on or before the distribution date.

AOL common stock will begin trading on a “when-issued” basis on the NYSE under the symbol “AOL WI” beginning on November 24, 2009.  On December 10, 2009, when-issued trading of AOL common stock will end and “regular-way” trading under the symbol “AOL” will begin.  The CUSIP number for the AOL common stock will be 00184X 105 when regular- way trading begins.

Time Warner and AOL have entered into a Separation and Distribution Agreement and several other agreements related to the AOL spin-off. The completion of the AOL spin-off is subject to the satisfaction or waiver of a number of conditions, including the Registration Statement on Form 10 for the AOL common stock being declared effective by the Securities and Exchange Commission (“SEC”), the AOL common stock being authorized for listing on the NYSE and certain other conditions described in the Information Statement included in the Form 10 and in the agreements filed as exhibits to the Form 10. The condition relating to the authorization of the AOL common stock for listing on the NYSE has been satisfied, and today AOL sent a letter to the SEC requesting that the Form 10 be declared effective. Time Warner and AOL expect all other conditions to the AOL spin-off to be satisfied on or before the distribution date.

Additional Information
Please see http://www.timewarner.com/investors and http://ir.aol.com for additional information, including Frequently Asked Questions, regarding the spin-off of AOL described in this release.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, filmed entertainment, publishing and interactive services, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution platforms.

About AOL Inc.
AOL Inc. is a leading global Web services company with an extensive suite of brands and offerings and a substantial worldwide audience. AOL’s business spans online content, products and services that the company offers to consumers, publishers and advertisers. AOL is focused on attracting and engaging consumers and providing valuable online advertising services on both AOL’s owned and operated properties and third-party websites. In addition, AOL operates one of the largest Internet subscription access services in the United States, which serves as a valuable distribution channel for AOL’s consumer offerings. AOL is a wholly owned subsidiary of Time Warner Inc.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the businesses of Time Warner Inc. and AOL Inc.  More detailed information about these factors may be found in filings by Time Warner with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as AOL’s Registration Statement on Form 10 filed with the SEC. Time Warner and AOL are under no obligation to, and expressly disclaims any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.

Information on Time Warner’s Cash Dividend Press Release
Time Warner Inc. issued a separate press release today regarding the company’s regular quarterly cash dividend.

Contacts:
TWX Corporate Communications	TWX Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920

AOL Corporate Communications
Tricia Primrose (703) 265-2896
Alysia Lew (212) 652-6376

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